Exhibit 99.1

Wavexpress’ TVTonic Consumer Media Service Suspended

Lee, MA—December 1, 2008 —Wavexpress, majority-owned by Wave Systems Corp. (NASDAQ: WAVX), announced today that it has suspended its TVTonic consumer media service and is exploring opportunities to sell or license its technology to third parties that may provide “download and play” services.

Steven Sprague, president and CEO of Wave Systems, commented, “Given today’s difficult economic climate, we believe that we need to focus our resources on Wave’s core security solutions business and that we can no longer fund Wavexpress’ operations at current levels.  Wavexpress’ suspension of its TVTonic service will result in material reductions in staffing, infrastructure and other costs that have historically been funded by Wave.”

Wave estimates that these measures will reduce consolidated operating costs by approximately $800,000 per quarter.  A small staff will remain in place at Wavexpress in order to support efforts to license or sell the Wavexpress technology to third parties.

About Wave Systems

Wave provides software to help solve critical enterprise PC security challenges such as strong authentication, data protection, network access control and the management of these enterprise functions. Wave is a pioneer in hardware-based PC security and a founding member of the Trusted Computing Group (TCG), a consortium of nearly 140 PC industry leaders that forged open standards for hardware security. Wave’s EMBASSY® line of client- and server-side software leverages and manages the security functions of the TCG’s industry standard hardware security chip, the Trusted Platform Module (TPM). TPMs are included on tens of millions of PCs and are standard equipment on many enterprise-class PCs shipping today. Using TPMs and Wave software, enterprises can substantially and cost-effectively strengthen their current security solutions. For more information about Wave and its solutions, visit http://www.wave.com.

Safe Harbor for Forward Looking Statements

Except for the statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include general economic and business conditions, the ability to fund operations, the ability to forge partnerships required for deployment, changes in consumer and corporate buying habits, chip development and production, the rapid pace of change in the technology industry and other factors over which Wave Systems Corp. has little or no control.  Wave Systems assumes no obligation to publicly update or revise any forward-looking statements.

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For more information please contact:

Company:

Michael Wheeler

413-243-7026

mwheeler@wavesys.com